Exhibit 10.3
June 30, 2026
Alexander De Bock
Re: Offer of Employment
Dear Alexander,
It gives me great pleasure to offer you the exempt position with Lucid USA, Inc. (doing business as Lucid Motors) (the “Company”) as Senior Vice President and Chief Financial Officer, reporting to Silvio Napoli, Chief Executive Officer. You will start on a date mutually agreed upon between you and the Company (the date you commence your employment with the Company, the “Hire Date”). The terms and conditions of your employment with the Company will be as set forth below.
Base Salary and Other Compensation
You will be paid the following compensation during your employment:
•You will be paid a base salary of $28,846.16 per bi-weekly pay period ($750,000 annualized), less applicable tax and other withholdings.
•In addition to your base salary, you will be eligible to an incentive bonus targeted at 150% of your base salary based upon the Company’s performance and your individual performance. The bonus will be paid in the first half of the following year on a date determined by the Board of Directors.
For CY2026, Lucid commits to pay your incentive bonus at the greater of (a) 150% of base pay, prorated for the proportion of 2026 worked, or (b) actual achievement, similarly prorated.
•The Company is pleased to offer you a one-time sign-on bonus of $1,100,000 less applicable taxes and other withholdings. This sign-on bonus will be paid within thirty days of your Hire Date.
In addition, the Company will offer you an additional one-time sign-on bonus of $600,000 less applicable taxes and other withholdings. This additional sign-on bonus will be paid in January 2027, provided that you remain employed by the Company on the payment date. This additional sign-on bonus is not earned, and no portion of it accrues or vests, before the payment date.
•Your place of employment will be Newark, California. You will be required to travel as needed for business purposes. You understand and agree that your typical in-office requirements are from midday Monday to midday Friday each week.
•You will receive relocation support consistent with your executive role through the Company’s managed relocation program.
•Starting on the date of your choosing (but in no event longer than twelve months after your Hire Date), you will become eligible for temporary housing reimbursement. Such reimbursement is a maximum of $15,000/month; this will be taxable income for you and will be grossed up for taxes. Lucid will reimburse your temporary housing for up to six months.

Further, between your Hire Date and February 1, 2027, you will be reimbursed for up to 20 round trip flights to and from the Bay Area and the Detroit metropolitan area. The value of these flights will be taxable income to you and not grossed up.
Severance
You will be eligible to participate in the Lucid Group, Inc. Executive Severance Benefit Plan (the “Severance Plan”). Upon your acceptance of this Offer and after your start of employment with the Company and the successful completion (as determined by the Company in its sole discretion) of your background check, you will receive a Participation Agreement for your review and signature. Subject to your acceptance of this Participation Agreement under the Severance Plan and the successful completion (as determined by the Company in its sole discretion) of your background check, you will be eligible for the severance benefits described in the Severance Plan and your Participation Agreement.
In addition to any severance that you may be eligible to receive under the Severance Plan, and unless it would be duplicative of any other benefit that you may become entitled to, if you are terminated without Cause (as defined in the Severance Plan) or experience a Constructive Termination (as defined in the Severance Plan), subject to your satisfaction of the release requirement set forth in the Severance Plan, you will also be eligible to receive (a) 75% of your annual target bonus (e.g., 75% of 150% of base salary) and (b) immediate vesting of one-third of your then-unvested stock awards, provided that, in the case of any unvested and unearned performance-based restricted stock units (“PSUs”), Lucid will deem PSUs to be service-vested, and payout of such PSUs will be made upon certification of the actual achievement of performance conditions.
Employee Benefits
You will be eligible to participate in the Company employee benefit plans that the Company makes available to similarly situated employees. The Company provides a competitive benefit package that currently includes major medical, vision, and dental insurance plans, paid time off, flexible spending account and a 401(k) program. The eligibility dates of the benefits are as follows:
•Group health insurance benefits: commence on Hire Date
•Vacation days and sick days: accrual starts on Hire Date
•Flexible spending account: eligibility starts on Hire Date but can take up to three pay periods before any payroll deductions are actually deposited into account
•401(k) program: eligibility starts on Hire Date but can take up to three pay periods before any payroll deductions are actually deposited into account
•Management Car Program: you will be eligible for one car under this program
•Tax & financial planning: you can be reimbursed up to $10,000 yearly (no gross up)
Equity-based Awards
The Company has agreed to provide you with new hire equity-based awards having a total grant value of $7,500,000. Such equity-based awards will be allocated through two awards as follows, subject to commencement of your employment with the Company (collectively, the “Sign-On Awards”):

•RSUs: An award of restricted stock units (“RSUs”) with a grant value of $2,500,000. The RSUs will generally be eligible to vest over four years as follows: 1/4 will be eligible to vest on the first Company Vesting Date (as defined below) to occur on or following the first anniversary of your Hire Date, and 1/16 of the total RSUs granted will vest quarterly thereafter on each subsequent Company Vesting Date, subject to your continued employment through each vesting date. “Company Vesting Date” means March 5, June 5, September 5, and December 5 of each calendar year.
•Performance-based restricted stock units (“PSUs”): The Company has agreed to provide you with an award, under the CY2026 performance cycle that is to be established by the Board, of PSUs with a grant value of $5,000,000. The PSUs will generally provide you with the opportunity to earn shares of Lucid Group, Inc. stock (and/or cash equivalent) based on the satisfaction of key corporate objectives, individual objectives and/or LCID stock price objectives for the performance cycle duration which will be established by the Board.
The number of RSUs and PSUs granted in respect of the Sign-On Awards will be determined using the Company’s standard conversion methodology. The Sign-On Awards are subject in all respects to approval by the Board and the terms and conditions of the applicable equity incentive plan and award agreements, which you will be required to enter into to receive the Sign-On Awards.
You will be eligible to receive future annual LTI awards, beginning in 2027, with a target grant value of $2,000,000, provided that such target grant value is subject to upward or downward adjustment in the Board’s discretion, based on your individual performance and the Company’s performance.
Performance Cash Bonus
You will be eligible to receive a performance-based cash bonus, subject to your commencement of employment with the Company, with a maximum payout opportunity of $2,500,000 if maximum performance is achieved (the “Performance Cash Bonus”), segmented into five equal tranches of $500,000. Each tranche of the Performance-Based Cash Bonus may only be earned if both the time-based and performance-based vesting conditions applicable to such tranche are met. The performance period for the Performance Cash Bonus will commence on the Hire Date and end on the fourth anniversary of the Hire Date (the “Performance Period”, and such last day of the Performance Period, the “Fourth Anniversary”). The performance-based vesting condition for a tranche will be satisfied if such tranche’s Market Capitalization Performance Hurdle (as defined below) is achieved during the Performance Period, with performance-based vesting to occur upon the Board’s certification of the achievement of the Market Capitalization Performance Hurdle (the date of such certification, the “Performance-Based Vesting Date”). To the extent the Performance-Based Vesting Date for a given tranche has occurred on or before the Applicable Anniversary (as defined below) for such tranche, such tranche will time vest on its Applicable Anniversary, subject to your continued employment with the Company through such time-vesting date. To the extent the Performance-Based Vesting Date for a given tranche occurs after its Applicable Anniversary but before the end of the Performance Period (or, to the extent the Market Capitalization Performance Hurdle was achieved prior to the end of the Performance Period but performance had not been certified by the Board prior to the end of the Performance Period, the Performance-Based Vesting Date shall be deemed to occur as soon as practicable following the end of the Performance Period), such tranche will vest on its Performance-Based Vesting Date, subject to your continued employment with the Company through the Performance-Based Vesting Date.

The “Market Capitalization Performance Hurdle” for a given tranche of the Performance Cash Bonus means the following Average Market Capitalization (as defined below) is achieved during the Performance Period: (i) $5.0 billion for tranche 1; (ii) $7.5 billion for tranche 2; (iii) $10.0 billion for tranche 3; (iv) $12.5 billion for tranche 4 and (v) $17.5 billion for tranche 5. The Market Capitalization Performance Hurdle will only be satisfied if Lucid Group, Inc.’s Average Market Capitalization during the Performance Period meets or exceeds the Market Capitalization Performance Hurdle applicable to such tranche. There will be no interpolation between Market Capitalization Performance Hurdles.
•“Average Market Capitalization” means the volume-weighted average of Lucid Group, Inc.’s Market Capitalization (as defined below) for the 60 consecutive trading days preceding a given date.
•“Market Capitalization” shall mean the product of (x) the closing price of a share of Lucid Group, Inc.’s class A common stock (“Share”) on the Nasdaq on a given date and (y) the number of issued and outstanding Shares on such day.
“Applicable Anniversary” shall mean (i) the second anniversary of the Hire Date for tranche 1; (ii) the third anniversary of the Hire Date for tranches 2 and 3; and (iii) the fourth anniversary of the Hire Date for tranches 4 and 5.
Proof of Right to Work
Your employment is contingent upon providing appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 form purposes. Failure to provide appropriate documentation within three days of your hire date will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.
Confidential Information and Invention Assignment Agreement; Arbitration Agreement
Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s (i) Confidential Information and Invention Assignment Agreement and (ii) Arbitration Agreement, in each case, prior to or on your Hire Date.
Background Checks
This offer is contingent upon the successful completion (as determined by the Company) of any background or reference checks desired by the Company.
Release From Restrictive Covenants; No Other Restrictions
This offer is contingent upon the Company obtaining any waiver from your current employer as the Company deems necessary to release you, the Company and/or its affiliates, as applicable, from any restrictive covenants that you, the Company and/or its affiliates is subject to with respect to your current employer that could prevent, hinder or interfere with your acceptance of this offer or the exercise of your best efforts in the performance of your duties to the Company or any of its affiliates.

You hereby represent that you are otherwise not subject to any restrictive covenants that could prevent, hinder or interfere with your acceptance of this offer or the exercise of your best efforts in the performance of your duties to the Company or any of its affiliates.
Driver’s License Information
If driving will be one of the essential functions of your job, as a further condition of your employment, you must: (a) authorize the Company to conduct a DMV (or similar) check of your driving record; (b) have maintained an excellent driving record (as determined by the Company in its discretion) for at least the past five (5) years; (c) currently have the appropriate license for the type of driving you will be doing on behalf of the Company; (d) maintain the appropriate license for the type of driving you will be doing on behalf of the Company at all times during your employment; and (e) maintain an excellent driving record at all times during your employment with the Company.
Return of Materials
Prior to your employment with the Company, you shall return all materials to your former employer or client, including any electronic storage devices, and ensure that you have not retained any files or records of your former employer or client on any media, including cloud-based storage systems.
Recoupment Policy
You acknowledge and agree that any Covered Compensation (as defined in the Company’s Compensation Recoupment Policy (as may be amended from time to time, the “Recoupment Policy”)) that you receive in the future from the Company or its affiliates shall be subject to the Recoupment Policy.
At-Will Employment
Your employment with the Company is “at will,” and thus you or the Company may terminate our employment relationship at any time, with or without cause or advance notice. The Company reserves the right to change your position, duties, compensation, and/or employee benefits at any time on a prospective basis; the commitments afforded to you via your inclusion in the Severance Plan may be applicable to any such changes depending on the specific circumstances. This offer shall be governed by and construed under the laws of the state of California.
Integration and Modification
This offer, together with any other documents described herein, sets forth the terms and conditions of our offer of employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company.

We welcome you to Lucid Motors and look forward to working with you. We trust that it will be a mutually rewarding experience. Please confirm your acceptance of this offer by signing and dating this offer on the spaces below and returning it to me.
Sincerely,

/s/ Gale Halsey
Gale Halsey
Senior Vice President, People

I have read and understand the terms and conditions set forth in this offer. Furthermore, in choosing to accept this employment with Lucid USA, Inc. (dba Lucid Motors), I agree that I am not relying on any representations, whether verbal or written, except as specifically set forth in this offer.

/s/ Alexander De Bock
Alexander De Bock